Exhibit 99.1

Raytheon Company
Global Headquarters
Waltham, Mass.

Media Contact

Raytheon Company
Pamela Erickson
+1.781.522.5822
pam.erickson@raytheon.com
For Immediate Release

Raytheon Announces William H. Swanson to Step Down as Chief Executive Officer; Board appoints Dr. Thomas A. Kennedy Chief Executive Officer Effective March 31, 2014; Board also appoints Dr. Kennedy to the Raytheon Company Board of Directors Effective January 15, 2014

WALTHAM, Mass., (January 15, 2014) - Raytheon Company (NYSE: RTN) announced today that its Board of Directors has elected Dr. Thomas A. Kennedy, age 58, to serve as the Chief Executive Officer of Raytheon Company, effective March 31, 2014. Dr. Kennedy will succeed William H. Swanson, who has served as the Chief Executive Officer of Raytheon Company since 2003, and who advised the Board of his intention to step down from his position as Chief Executive Officer in March, following his 65th birthday next month. This change in Company leadership was undertaken as part of the Board’s orderly leadership transition planning process. After March, Swanson will continue to serve as Chairman of the Board of Directors while the Company completes the transition to the new Chief Executive Officer. The Raytheon Board of Directors also elected Dr. Kennedy to serve on the Raytheon Company Board of Directors, effective January 15, 2014.

Dr. Kennedy has served as executive vice president and chief operating officer of Raytheon since April 2013 where he led the recent consolidation of Raytheon’s six businesses to four to enhance productivity, agility and affordability of the Company’s operations. Previously, he served as vice president of Raytheon Company and president of Raytheon Integrated Defense Systems (IDS), one of the Company’s four operating businesses. Before assuming the IDS leadership role in 2010, Dr. Kennedy served as vice president at Raytheon’s Space and Airborne Systems (SAS) business where he oversaw strategy and operations for the Tactical Airborne Systems business. Earlier in his more than thirty-year career with Raytheon, he led new business and program activities for several radar and electronic warfare system development programs. A former captain in the U.S. Air Force, Dr. Kennedy holds a doctorate in

Exhibit 99.1

engineering from the University of California, Los Angeles, and bachelor’s and master’s degrees in electrical engineering from Rutgers University and the Air Force Institute of Technology, respectively.

“Tom Kennedy is a proven leader with a broad understanding of key technologies, keen customer focus, and a deep understanding of Raytheon’s business,” said Admiral Vern Clark, Lead Director of Raytheon Company. “Raytheon is well-positioned both domestically and internationally, and with Tom’s experience, we are confident that he will lead our Company successfully in this dynamic global business environment.”

On behalf of the Board and the Company, Admiral Clark thanked Bill Swanson for his more than forty-one years of service to Raytheon and his outstanding service during the past ten years as the Company’s Chief Executive Officer. “Under Bill’s leadership as CEO these past ten years, Raytheon has become a customer-focused leader in the aerospace and defense industry. The Company has achieved a strong balance sheet, disciplined program execution, close alignment with customer interests, leadership in global defense markets, and a reputation for sound governance and corporate responsibility,” noted Clark. “We will be fortunate to have Bill’s continued guidance as Chairman of the Board while the Company completes a seamless CEO leadership transition,” Clark added.

About Raytheon
Raytheon Company, with 2012 sales of $24 billion and 68,000 employees worldwide, is a technology and innovation leader specializing in defense, homeland security and other government markets throughout the world. With a history of innovation spanning 91 years, Raytheon provides state-of-the-art electronics, mission systems integration and other capabilities in the areas of sensing; effects; and command, control, communications and intelligence systems; as well as a broad range of mission support services. Raytheon is headquartered in Waltham, Mass. For more about Raytheon, visit us at www.raytheon.com and follow us on Twitter @Raytheon.